UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      May 5, 2006

HAEMONETICS CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	1-10730	04-2882273

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Wood Road		02184

(Address of principal executive offices )		(Zip Code)

Registrant’s telephone number, including area code 781-848-7100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

ITEM 1.01.          ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

          At its meeting on May 5, 2006, the Compensation Committee of the Company’s Board of Directors (the “Committee”) approved bonuses for the Company’s executive officers with respect to fiscal 2006 performance, and set bonus objectives and base salaries for certain executive officers for fiscal 2007.  The Committee also approved certain long term cash incentive awards and stock option grants.

          For fiscal 2006, each executive officer was eligible to receive a potential cash bonus.  These potential cash awards are established at the beginning of the fiscal year.  Employees, who are bonus eligible, including executives, may not receive any of the potential cash awards unless the Company reaches a certain minimum stated earnings per share result for the fiscal year. Bonus payouts are determined by the Company’s performance to specified targets for revenue, operating income and earnings per share for the fiscal year.  If the specified targets for revenue, operating income or earnings per share for the fiscal year are over achieved, the potential cash bonus is increased to certain specified levels.  A portion of all employees’ bonus is also dependent upon their performance to their own individual performance objectives, such as a business unit’s financial performance, business development goals and cost savings initiatives.  For all executives, 70% of their stated potential cash bonus was solely dependent upon the achievement of the stated corporate financial performance targets for revenue, operating income and earnings per share for the fiscal year, and 30% was dependent upon the achievement of their individual performance objectives.  In reaching its decisions with respect to bonuses for fiscal 2006, the Committee considered the Company’s performance to its stated financial performance targets, and the bonuses associated with such performance in accordance with the payout schedule established by the Committee at the beginning of the fiscal year were approved.  In the case of the portion of the fiscal 2006 bonuses associated with the achievement of individual goals, the Committee approved these bonuses after considering the achievement of the individual performance objectives.

          The following table sets forth actual annual base salary and bonus amounts for fiscal 2006 and annual salary and stated potential bonus awards for fiscal 2007 for the executive officers who will be included as named executive officers in the Company’s proxy statement for its August 2006 annual meeting.

The annual salary and potential bonus award for Fiscal 2007 for Brad Nutter, Chief Executive Officer, have not yet been determined by the Committee.

Name and Principal Position	Fiscal Year	Salary	Bonus

Brad Nutter	2006	$500,000	$524,325
President and CEO
Peter Allen	2006	$367,700	$172,559
President, Donor Division	2007	$376,900	$169,600
Brian Concannon	2006	$369,500	$174,390
President, Patient Division & Regional Markets	2007	$384,300	$172,900
Bob Ebbeling	2006	$301,400	$127,201
Vice President, Operations	2007	$384,300	$172,900
Ron Ryan	2006	$327,600	$157,402
Vice President, Chief Financial Officer	2007	$337,400	$154,600

          For fiscal 2007, the Committee approved the stated potential bonus opportunities for executive officers.  With the exception of Ron Ryan, 70% of each executive officer’s bonus opportunity is tied to the achievement of predetermined corporate and business unit financial performance targets for revenue and/or operating income and 30% to the achievement of predetermined individual performance objectives.  For Ron Ryan, the Committee approved an annual bonus target of $154,600 which is tied solely to Mr. Ryan’s individual performance targets, and will be paid on a pro-rata basis for the percentage of the year worked by him.

          In recognition of past performance, and the importance of their new roles to the Company’s future strategy, the Committee approved long term cash bonuses of $200,000 each for both Bob Ebbeling, Vice President Operations and Brian Concannon, President Patient Division and Regional Markets.  The award will be payable on May 5, 2009 to Mr.Ebbeling and Mr. Concannon provided that he remains employed as of such date.

          Also, on May 5, 2006, the Committee approved the grant of options under the Company’s 2005 Long-Term Incentive Compensation Plan to the following named executive officers.  Such options vest at the rate of 25% per year over the four years following the grant date (except in the case of death, termination or retirement).

Name	Number of Securities Underlying Options Granted	Exercise Price	Expiration Date

Brad Nutter	200,000	$52.76	5/5/13
Peter Allen	16,644	$52.76	5/5/13
Brian Concannon	16,644	$52.76	5/5/13
Bob Ebbeling	16,644	$52.76	5/5/13

          In addition, on May 5, 2006, the Committee approved the grant of options for the purchase of an aggregate of   102,811   shares of the Company’s common stock under the 2005 Long-Term Incentive Compensation Plan to other executive officers.  All such options vest at the rate of 25% per year over the 4 years following the grant date (except in the case of death, termination or retirement).  All of such options were granted at an exercise price of $ 52.76         per share.

          Each option granted to named executive officers and other executive officers will terminate on the earlier of the expiration by its terms on May 5, 2013, or: (i) three months after the employee ceases to be an employee of the Company; or (ii) two years after the employee ceases to be an employee of the Company due to retirement; and in each case can be exercised prior to termination only to the extent shares were vested at the time employment terminated.  In the event of the death of the employee, any unvested options would immediately become fully vested, and would be exercisable until expiration on May 5, 2013.  In the event of the disability of an employee, options would continue to vest, and would be exercisable until expiration on May 5, 2013.  In the event of a change of control, any unvested options would immediately become fully vested.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAEMONETICS CORPORATION

(Registrant)
Date May 10, 2006
/s/ Ronald J. Ryan

Ronald J. Ryan, Vice President and Chief Financial Officer